Commission File No. 333-_______
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

ALL FUELS & ENERGY COMPANY
(Exact Name of registrant as specified in its charter)

Delaware	62-1581902
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6165 N.W. 86th Street, Johnston, Iowa	50131
(Address of principal executive office)	(Zip Code)

2007 Stock Ownership Plan
(Full Title of Plan)

Dean E. Sukowatey, President 6165 N.W. 86th Street Johnston, Iowa 50131
(Name and address of agent for service)

(515) 331-6509
(Telephone number, including area code, of agent for service)

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CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock	2,000,000 shares	$0.83	$1,660,00	$50.96
Total	2,000,000 shares		$1,660,00	$50.96
(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the 2007 Stock Ownership Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as reported by the Over-the-Counter Bulletin Board on October 24, 2007.

(3)	Calculated pursuant to General Instruction E on Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents are hereby incorporated by reference into this Registration Statement:
1.	our Annual Report on Form 10-KSB/A for the year ended December 31, 2006, filed on May 7, 2007;
2.	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed on May 21, 2007;
3.	our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, filed on August 20, 2007;
4.	our Current Report on Form 8-K, date of event, January 19, 2007, filed on January 23, 2007;
5.	our Current Report on Form 8-K, date of event, January 29, 2007 filed on February 2, 2007;
6.	our Current Report on Form 8-K, date of event, February 14, 2007 filed on February 22, 2007;
7.	our Current Report on Form 8-K/A, date of event, April 9, 2007 filed on April 27, 2007;
8.	our Current Report on Form 8-K/A, date of event, May 2, 2007 filed on May 7, 2007; and
9.	our Current Report on Form 8-K, date of event, May 3, 2007 filed on May 7, 2007.
In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities.
Each share of our common stock entitles its holder to one vote on all matters to be voted upon by shareholders. Subject to preferences that may apply to any outstanding shares of our preferred stock, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any shares of our outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Item 5.	Interests of Names Experts and Counsel.
Newlan & Newlan, Attorneys at Law, has passed upon the validity of the shares registered pursuant to this Registration Statement. The partners of the firm of Newlan & Newlan own, directly and indirectly, a total of 1,015,000 shares of our common stock.

Item 6.	Indemnification of Directors and Officers.
As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) the registrant may, in its discretion, indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) the registrant is required to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive, and (v) the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Registrant has purchased no insurance for indemnification of its officers and directors, agents, etc., nor has there been any specific agreement for indemnification made between Registrant and any of its officers and directors, or others, with respect to indemnification for them arising out of their duties to Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.
Not applicable.
Item 8.	Exhibits.
Exhibit No.	Description
5.1	Legal Opinion of Newlan & Newlan, Attorneys at Law.
10.1	Registrant’s 2007 Stock Ownership Plan.
23.1	Consent of Farmer, Fuqua & Huff, P.C.
Item 9.	Undertakings.
(a)
The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnston, State of Iowa, on the 23rd day of October, 2007.

ALL FUELS & ENERGY COMPANY

By:	/s/ DEAN E. SUKOWATEY
Dean E. Sukowatey, President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:

/s/ DEAN E. SUKOWATEY		October 23, 2007
Dean E. Sukowatey	President (principal executive officer), Acting Chief Accounting Officer (principal financial officer), Secretary and Director
/s/ BRIAN K. GIBSON		October 23, 2007
Brian K. Gibson	Treasurer and Director

/s/ STEVEN J. LEAVITT		October 23, 2007
Steven J. Leavitt	Director